Exhibit 99.1

ENTERPRISE EXPANDS BANK FACILITIES TO $4.5 BILLION

Houston, Texas (June 20, 2013) – Enterprise Products Partners L.P. (NYSE:EPD) (“Enterprise”) announced today that on June 19 its operating subsidiary, Enterprise Products Operating LLC (“EPO”), expanded its bank credit facilities to provide the company with an aggregate of up to $4.5 billion of borrowing capacity. The facilities are comprised of an amended $3.5 billion multi-year revolving credit agreement that matures on June 19, 2018 and a new $1.0 billion 364-day revolving credit agreement. EPO’s obligations under both facilities are unconditionally guaranteed by Enterprise on an unsecured and unsubordinated basis. As of today, aggregate available liquidity under the bank credit facilities is approximately $4.5 billion.

“We are very pleased with the continued strong support from our bank group. We expect these facilities will provide the liquidity support and financial flexibility to execute our current and anticipated growth plans” said Michael A. Creel, chief executive officer of Enterprise’s general partner.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals (including LPG); crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 50,000 miles of onshore and offshore pipelines; 200 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity. For additional information, visit www.enterpriseproducts.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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